Exhibit 23.1

                          DAVIS ACCOUNTING GROUP, P.C.
                       A Certified Public Accounting Firm
         1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
                       (435) 865-2808 o FAX (435) 865-2821

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Mr. Ben-Tsur Joseph, President, CEO and Director
Inrob Tech Ltd.
2 Haprat Street
Yavane, Israel 81827

Dear Mr. Joseph,

                   CONSENT OF REGISTERED INDEPENDENT AUDITORS

We hereby consent to the incorporation in the Annual Report of Inrob Tech Ltd. on Form 10-KSB of our report on the financial statements of the Company as its registered independent auditors dated March 20, 2006, as of and for the two years ended in the period December 31, 2005. We further consent to the reference to us in the section Changes In and Disagreements on Accounting and Financial Disclosures.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
March 30, 2006.